Exhibit 4.1

ROYALTY SHARES SUBSCRIPTION AGREEMENT FOR REGULATION A OFFERING

ROYALTY SHARES

OF

MUSICOW US VOL. 1 LLC

This Subscription Agreement relates to my/our agreement to purchase [________] Royalty Shares of [___________________] series of Musicow US Vol. 1 LLC (the “Shares”), to be issued by the applicable series of Musicow US Vol. 1 LLC, a Delaware registered series limited liability company (the “Company”), for a purchase price of $[______] per Share, for a total purchase price of $[___________] (“Subscription Price”), subject to the terms, conditions, acknowledgments, representations and warranties stated herein and in the final offering circular for the sale of the Shares, dated [____], 2025 contained in the offering statement on Form 1-A declared “qualified” by the Securities and Exchange Commission (the “SEC”) on [____], 2025 (the “Offering Circular”). Capitalized terms used but not defined herein shall have the meanings given to them in the Offering Circular.

Simultaneously with or subsequent to the execution and delivery hereof, I have an account with https://www.musicow.io (the “Musicow Platform”) which is the online subscription processing platform of the Company. I am authorizing North Capital Inc. as an escrow facilitator together with the escrow agent (the “Escrow Agent”) to hold funds, and once instructed by the Company, to debit funds equal to the amount of the Subscription Price from my account on the Musicow Platform. I understand that if I wish to purchase Shares, I must complete this Subscription Agreement and have an account on the Musicow Platform with sufficient funds for the Subscription Price at the time of the execution and delivery of this Subscription Agreement.

The escrow account will be maintained by the Escrow Agent. In the event that the applicable series offering does not have an initial closing, or is terminated prior to the acceptance of my subscription for the Shares, then the Shares will not be sold to me and all funds will be returned to me from escrow without interest or deduction. If any portion of the Shares is not sold, any funds paid by me for such portion of the Shares will not be debited from my account on the Musicow Platform.

In order to induce the Company to accept this Subscription Agreement for the Shares and as further consideration for such acceptance, I hereby make, adopt, confirm and agree to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Subscription Agreement:

1. Type of Ownership

☐ Individual	☐ Institution

2. Investor Information (You must include a permanent street address even if your mailing address is a P.O. Box.)

Individual/Beneficial Owner:

Name:
Social Security/Tax ID Number:
Street Address:
City:
State:
Postal Code:
Country:
Phone Number:
Email Address:

3. Investor Eligibility Certifications

I understand that to purchase Shares, I must either be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Act”), or, unless the securities issued in the offering initially trade on a national securities exchange, I must limit my investment in the Shares to a maximum of: (i) 10% of my net worth or annual income, whichever is greater, if I am a natural person; or (ii) 10% of my revenues or net assets, whichever is greater, for my most recently completed fiscal year, if I am a non-natural person. I understand that if I am a natural person I should determine my net worth for purposes of these representations by calculating the difference between my total assets and total liabilities. I understand this calculation must exclude the value of my primary residence and may exclude any indebtedness secured by my primary residence (up to an amount equal to the value of my primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

I hereby represent and warrant that I meet the qualifications to purchase Shares because:

☐ Either (i) the aggregate purchase price for the Shares I am purchasing in the offering does not exceed 10% of my net worth or annual income, whichever is greater or (ii) the aggregate purchase price for the Shares I am purchasing in the offering does not exceed 10% of my revenues or net assets, whichever is greater.

☐ I am an accredited investor.

4. I understand that the Company reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason whatsoever, and to the extent not accepted, unused funds maintained in my account at the Musicow Platform will not be debited from my account at the Musicow Platform.

5. I have received the Offering Circular.

6. I accept the terms of the Certificate of Formation of the Company and the Certificate of Registered Series of the applicable series.

7. I am purchasing the Shares for my own account.

8. I hereby represent and warrant that I am not on, and am not acting as an agent, representative, intermediary or nominee for any person identified on, the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, I have complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001. By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert your representations as a defense in any subsequent litigation where such assertion would be relevant. This Subscription Agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws.

9. THE COMPANY HAS ENGAGED RIALTO MARKETS LLC (“RIALTO”), A DELAWARE LIMITED LIABILITY COMPANY AND MEMBER OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY (“FINRA”), AS THE BROKER DEALER OF RECORD OF EACH SERIES OFFERING AND HAS AGREED TO PAY RIALTO A FEE EQUAL TO 1% OF THE AGGREGATE AMOUNT RAISED BY THE COMPANY IN EACH SERIES OFFERING.

10. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Subscription Agreement’s electronic signature include your signing this Subscription Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Subscription Agreement will be available to both you and the Company, as well as any associated brokers, so they can store and access it at any time, and it will be stored by and accessible from the Musicow Platform. You and the Company each hereby consent and agree that electronically signing this Subscription Agreement constitutes your signature, acceptance and agreement as if actually signed by you in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between you and the Company. You understand and agree that your e-signature executed in conjunction with the electronic submission of this Subscription Agreement shall be legally binding and such transaction shall be considered authorized by you. You agree your electronic signature is the legal equivalent of your manual signature on this Subscription Agreement and you consent to be legally bound by this Subscription Agreement’s terms and conditions. Furthermore, you and the Company each hereby agree that all current and future notices, confirmations and other communications regarding this Subscription Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Subscription Agreement or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communication being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

11. Delivery Instructions. On closing you will receive a notice of your holdings from the Company’s transfer agent and your Shares will be held in book-entry form with the transfer agent.

12. Mandatory Arbitration and Jury Trial Waiver. Any and all disputes or controversies arising under this Subscription Agreement, or any of its terms, any effort by any party to enforce, interpret, construe, rescind, terminate or annul this Subscription Agreement, or any provision thereof (including the determination of the scope or applicability of this Subscription Agreement to arbitrate), shall be determined by binding arbitration before a single arbitrator. The arbitration shall be administered by the Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (or other mutually agreeable alternative dispute resolution service) and shall be conducted in [___________]. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Subject to the foregoing, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO CLAIMS SUBJECT TO ARBITRATION HEREUNDER. The arbitrator’s ruling in the arbitration shall be final and binding and not subject to appeal or challenge. Judgment on any award may be entered in any court having competent jurisdiction. The parties further agree that the arbitration proceedings, testimony, discovery and documents filed in the course of such proceedings, including the fact that the arbitration is being conducted, will be treated as confidential and will not be disclosed to any third party to such proceedings, except the arbitrator(s) and their staff, the parties’ attorneys and their staff, and any experts retained by the Parties. BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS AGREEMENT, HOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. BY AGREEING TO THIS JURY TRIAL WAIVER, THE SUBSCRIBER IS NOT DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

13. Forum. I (i) irrevocably submit to the non-exclusive jurisdiction and venue of the courts of the State of Delaware in any action arising out of this Subscription Agreement, except where federal law requires that certain claims be brought in the federal courts of the United States, and (ii) consents to the service of process by mail. Notwithstanding any of the foregoing to the contrary, the Company acknowledges for the avoidance of doubt that this Section 13 shall not apply to claims arising under the Securities Act and the Exchange Act, and by agreeing to the provisions of this Section 13, the Purchaser will not be deemed to have waived the Company’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Your Consent is Hereby Given: By signing this Subscription Agreement electronically, you are explicitly agreeing to receive documents electronically including your copy of this signed Subscription Agreement as well as ongoing disclosures, communications and notices.

SIGNATURES:

THE UNDERSIGNED HAS THE AUTHORITY TO ENTER INTO THIS SUBSCRIPTION AGREEMENT ON BEHALF OF THE PERSON(S) OR ENTITY REGISTERED ABOVE.

Subscriber:

Name:
Email:
Date:

Musicow US Vol. 1 LLC

By:	Musicow Asset US, LLC, Manager

By:
Name:	Paul Baik
Title:	Manager
Date: